Exhibit 23.2
Consent of Independent Auditors

We consent to the use of our report dated July 29, 2022, with respect to the combined financial statements of Precoat Metals (A Business of Sequa Corporation), which report appears in the Form 8-K/A of AZZ Inc. dated May 13, 2022, as amended on July 29, 2022, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Dallas, Texas
January 10, 2024